          As filed with the Securities and Exchange Commission on March 11, 1997

                                                           Registration No. 333-

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549

                          ---------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     under
                          THE SECURITIES ACT OF 1933

                          ---------------------------

                             MULTIMEDIA GAMES, INC.
               (Exact name of issuer as specified in its charter)

                          ---------------------------

          Texas                                            74-2611034
(State or other jurisdiction of                         (I.R.S. Employer
 incorporation or organization)                        Identification No.)

                           __________________________


 7335 South Lewis Avenue, Suite 204                            74136
        Tulsa, Oklahoma                                      (Zip Code)
(Address of principal executive offices)

                          ---------------------------

                   1993 Salaried Employee Participation Plan
                        1994 Employee Stock Option Plan
                        1994 Director Stock Option Plan
                           1996 Incentive Stock Plan
                             (Full title of plan)

                          ---------------------------

                               Frederick E. Roll
                             Multimedia Games, Inc.
                       7335 South Lewis Avenue, Suite 204
                             Tulsa, Oklahoma  74136
                                 (918) 494-0576
 (Name, address and telephone number, including area code, of agent for service)

                          ---------------------------

                        CALCULATION OF REGISTRATION FEE

========================================================================================================================
                                                    PROPOSED              PROPOSED
                                                    MAXIMUM               MAXIMUM
    TITLE OF                  AMOUNT                OFFERING              AGGREGATE             AMOUNT OF
 SECURITIES TO                TO BE                 PRICE                 OFFERING             REGISTRATION
 BE REGISTERED              REGISTERED              PER UNIT*             PRICE*                 FEE*
------------------------------------------------------------------------------------------------------------------------
Common Stock,
 ($.01 par value)           739,895 **              $6.625              $4,901,804.30           $1,485.40
========================================================================================================================

*Estimated pursuant to rule 457(c) solely for purposes of calculating the
amount of the registration fee, based upon the average of the    bid and asked
prices of the Registrant's Common Stock on March 6, 1997.

**Includes awards that may be granted pursuant to the 1996 Incentive Stock Plan
and an indeterminate number of shares of Common     Stock that may become
issuable pursuant to the antidilution provisions of the Plans.
================================================================================

                                   PROSPECTUS

                             MULTIMEDIA GAMES, INC.
                                 313,250 SHARES
                          COMMON STOCK, $.01 PAR VALUE


         This Prospectus relates to shares (the "Shares") of Common Stock, par value $.01 per share (the "Common Stock"), of Multimedia Games, Inc. (the "Company") which may be offered and sold from time to time by: (i) persons that are "affiliates" of the Company who may acquire Shares upon the exercise of options granted under the Company's 1996 Incentive Stock Plan (the "1996 Plan"), 1993 Salaried Employee Participation Plan, 1994 Employee Stock Option Plan and 1994 Director Stock Option Plan (collectively, the "Plans") or to be granted under the 1996 Plan, and (ii) persons that are not "affiliates" of the Company who have acquired Shares upon the exercise of options granted under the Plans (the "Selling Stockholders"). The Shares may be offered and sold from time to time by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest to the Selling Stockholders, directly or through broker-dealers or underwriters who may act solely as agents, or who may acquire the Shares as principals. The distribution of the Shares may be effected in one or more transactions that may take place through the Nasdaq Small Cap Market or through privately negotiated transactions, or through underwritten public offerings, or through a combination of any such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specially negotiated brokerage fees or commissions may be paid by the Selling Stockholders in connection with such sales. The Selling Stockholders and any agents, broker-dealers or underwriters that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act") , and any commission received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. See "Plan of Distribution".

         The Common Stock is traded on the Nasdaq Small Cap Market under the symbol "MGAM". On March 7, 1997, the last reported sale price of the Common Stock was $7.375 per share.

         THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" ON PAGE 5 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The Company will not receive any of the proceeds from the sale of Shares by the Selling Stockholders. Virtually all of the Selling Stockholders have entered into agreements, directly or indirectly, with Walsh, Manning Securities, Inc. that restrict the number of Shares such Selling Stockholder may sell without the consent of Walsh Manning Securities, LLC ("Walsh Manning") (see "Selling Stockholders").

                The date of this Prospectus is March 11, 1997.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THE SHARES TO WHICH IT RELATES OR AN OFFER TO ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER WOULD BE UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION SET FORTH HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                             AVAILABLE INFORMATION

         The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files proxy statements, reports and other information with the Securities and Exchange Commission (the "Commission"). Such proxy statements, reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices in Chicago, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and in New York, Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the Commission maintains a Web site that contains proxy statements, reports and other information filed electronically by the Company with the Commission which can be accessed over the Internet at http://www.sec.gov. The Common Stock is quoted on the Nasdaq Small Cap Market. Reports and information concerning the Company may be inspected at the National Association of Securities Dealers, Inc., at 1735 K Street, N.W., Washington, D.C. 20006.

         This Prospectus constitutes a part of a Registration Statement on Form S-8 (the "Registration Statement") filed on March 11, 1997, by the Company with the Commission under the Securities Act. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the Shares offered hereby. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to a copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

         The Company intends to furnish its shareholders with annual reports containing audited financial statements certified by an independent accounting firm.

                      DOCUMENTS INCORPORATED BY REFERENCE

         The following documents previously filed with the Commission by the Company (Commission File No. 0-28318) for purposes of the information reporting requirements of the Exchange Act, are incorporated herein by reference:

       1. the Company's Annual Report on Form 10-KSB for the year ended September 30, 1996;

       2. the Company's Quarterly Report on Form 10-QSB for the three months ended December 31, 1996; and

       3. the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A dated April 22, 1996.

       All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference will be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

       The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, upon written or oral request of such person, a copy of any and all of the information incorporated herein by reference, other than the exhibits to such information (unless such exhibits are specifically incorporated by reference into such information). Requests should be directed to Multimedia Games, Inc. at its principal executive offices, 7335 South Lewis Avenue, Suite 204, Tulsa, Oklahoma 74136 Attention: Corporate Secretary (918) 494- 0576.

                                  THE COMPANY


       The Company provides satellite linked, high stakes bingo games and interactive high speed bingo games played on interconnected electronic player stations to participating bingo halls owned primarily by American Indian tribes located throughout the United States. The Company also provides proxy play services to bingo players located off Indian lands through its 49% interest in American Gaming Network, L.L.C.

       Prior to August 1995, the Company's principal business was to furnish the marketing and other operating services required in the conduct of high stakes bingo games conducted under the names MegaBingo, MegaCash and MegaBingo Lite. MegaBingo and MegaCash are played simultaneously using a closed-circuit television satellite link at several independently owned bingo halls located in the States of Arizona, California, Kansas, Minnesota, New Mexico, Oklahoma and South Dakota, among others, operated primarily on behalf of American Indian tribes. MegaBingo Lite provides smaller prizes to similarly linked Indian bingo halls and is presently delivered to bingo halls located in the State of Oklahoma.

       In August 1995, the Company introduced MegaMania, an interactive high-speed bingo game developed by the Company that is played on electronic player stations interconnected among participating Indian bingo halls.

       MegaBingo(R), MegaCash(R), MegaBingo Lite(TM) and MegaMania(TM) are registered trademarks and tradenames of the Company, and all references thereto in this Prospectus shall be deemed to include the applicable tradename or trademark designation.

       Multimedia Games, Inc. was incorporated under the laws of the State of Texas on August 30, 1991. Unless the context otherwise requires, the term the "Company" includes Multimedia Games, Inc., and its subsidiaries - TV Games, Inc., MegaBingo, Inc., and Multimedia Creative Services, Inc., as well as the activities conducted by the Company through its 49% interest in American Gaming Network, L.L.C. ("AGN"). The Company's executive offices are located at 7335 South Lewis Avenue, Suite 204, Tulsa, Oklahoma 74136, and its telephone number is (918) 494-0576.

                                  RISK FACTORS

       PROSPECTIVE PURCHASERS OF THE SHARES SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AS WELL AS THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE MAKING AN INVESTMENT IN THE SHARES.


PENDING INVESTIGATION

       On October 16, 1996, the Company was advised by the Office of the U.S. Attorney in Tulsa, Oklahoma (the "U.S. Attorney"), that the Company was part of a criminal investigation to determine whether, in the opinion of the U.S. Attorney, the Company's MegaMania bingo game constituted Class II or Class III gaming, as defined by the Indian Gaming Regulatory Act of 1988 (the "Gaming Act"). MegaMania has been designed and is operated as a Class II game within the definition of bingo set forth in the Gaming Act. In a written opinion dated July 10, 1996, the Company was informed by the National Indian Gaming Commission ("NIGC"), of the NIGC's determination that MegaMania constituted a Class II game. The Company has relied on the NIGC's opinion in conducting its operations and believes that the NIGC made its determination with a complete and accurate understanding of the facts and the applicable law. The Company is unaware of any circumstances that would have caused the investigation by the U.S. Attorney or on what basis the U.S. Attorney could conclude that MegaMania is not a Class II game.

       The Gaming Act classifies games that may be played on Indian land into three categories. Class I gaming includes traditional Indian social and ceremonial games and is regulated only by the tribes. Class II gaming includes bingo, pull-tabs, lotto, punch boards, tip jars, instant bingo, certain card games played under limited circumstances and other games similar to bingo if those games are played at the same location where bingo is played. Class III gaming consists of all forms of gaming that are not Class I or Class II, such as video casino games, slot machines, most table games (e.g., blackjack and craps) and keno.

       Generally speaking, Class II gaming may be conducted on Indian lands if the state in which the Indian reservation is located permits such gaming for any purpose by any person. Class III gaming, on the other hand, may only be conducted pursuant to a compact reached between the Indian tribe and the state in which the tribe is located.

       No assurances can be given that the U.S. Attorney will not conclude that MegaMania is Class III gaming. If the U.S. Attorney does reach such a conclusion, the Company intends to vigorously defend its position that MegaMania is a Class II game. No assurances can be given that the Company will be successful on the merits. If MegaMania is ultimately determined to be Class III gaming, the loss of the MegaMania business would have a material adverse effect upon the Company's financial condition and results of operation.

ACCUMULATED DEFICIT; UNCERTAIN PROFITABILITY

       Although the Company achieved net income of $40,000 in the fiscal year ended September 30, 1996 (as compared to $505,000 in the prior fiscal year), the Company has incurred an accumulated deficit of $2,574,000 since its inception in August 1991 through September 30, 1996. For the three months ended December 31, 1996, the Company reported a net loss of $190,000 as compared to net income of $68,000 in the comparable period of the prior year. No assurances can be given that the Company will be able to attain or maintain profitable operations in the future. In addition, such profits, if any, are not expected to be commensurate or proportional with any increases in revenues as the Company anticipates experiencing significant start-up costs related to the expansion of its MegaMania game, as well as increases in general and administrative expenses associated with satisfying the regulatory and other operating uncertainties facing the Company in the developing operating environment in which the Company conducts its business.

GOVERNMENT REGULATION

       In doing business with Indian tribes and participating in tribal gaming activities, the Company is subject to various Federal regulations and laws regarding the manner in which business can be transacted. The operation of gaming on Indian reservations is subject to the Gaming Act which also established the NIGC with the authority to promulgate rules and regulations to enforce certain aspects of the Gaming Act and to protect tribal interests involved in gaming activities. The NIGC has previously given favorable rulings regarding the Company's Integrated Gaming Service Agreements with the tribes and has determined them to be service contracts rather than management contracts, thereby allowing the Company to obtain more favorable terms than would have been permitted had the agreements been determined to be management contracts. On July 10, 1996, the NIGC issued its opinion that the Company's MegaMania game is a Class II rather than a Class III gaming activity. There can be no assurance however, that the NIGC will not enact additional regulations or reinterpret existing regulations in a manner that would have a material and adverse effect upon the Company, including requiring the Company to restructure its existing arrangements with the tribes or requiring changes in the way the Company's games are conducted so that such games are classified as Class II. There also can be no assurances that the pending investigation by the U.S. Attorney will not have a material and adverse effect upon the Company by requiring the Company to discontinue its MegaMania game or restructuring the game to meet the U.S. Attorney's definition of a Class II game. Any such restructuring of the Company's games has the additional risk that such games will no longer appeal to consumers or be acceptable to the Tribes. There can also be no assurance that the Gaming Act or other Federal laws will not be amended in response to pressure from state and local sources in such a manner so as to limit the authority of Tribes to self-regulate Class II gaming or to change the definition of Class II gaming.

DEVELOPING OPERATING ENVIRONMENT

       The environment in which the Company conducts its business is relatively new and presents significant operating challenges and uncertainties. The Gaming Act was adopted in 1988 and the development of the Federal, State and Tribal infrastructure to regulate the proliferation of Indian gaming activities has occurred only since that time. Fundamental issues concerning the scope and intent of the Gaming Act remain unresolved. The NIGC was not fully operational until February 1993, and prior to that the Bureau of Indian Affairs was responsible for certain functions now performed by the NIGC. As a result, the adoption and implementation of regulations in furtherance of the Gaming Act have moved cautiously and there is a comparative lack of case law or interpretation of such regulations or of the Gaming Act. Moreover, the Company is on the leading edge of the rapid advancement of technological innovation in gaming, and issues relating, for example, to electronic games or gaming on the Internet are either novel or lack historical precedent sufficient to enable the Company to predict with certainty the outcome of planned actions.

TRIBAL REGULATION

       Each Federally recognized Indian tribe has the standing of a sovereign nation. As such, without approval from the tribes, the tribes cannot be sued or otherwise held accountable under any but tribal laws. Each tribe which is a party to the Company's integrated service agreements has waived its sovereign immunity to the Company as it relates to equipment used in the conduct of games or to the revenues of the gaming facility. Although the Company has never experienced any difficulties in this regard, there can be no assurance that a particular tribe will not invoke its sovereign immunities with respect to obligations and/or contracts with the Company which could have the effect of rendering the Company's contracts unenforceable.

       In addition, gaming on Indian lands is generally closely administered by Tribal officials. Most Tribes have established a regulatory framework with agencies to administer the conduct of gaming on Indian lands. These regulations generally include licensing and approval procedures and reporting and audit requirements. Not all constituencies within each Indian tribe view gaming favorably, and changes in officials have in the past, and could in the future, result in a more difficult environment in which to conduct the Company's business at a particular Tribe. Moreover, perceptions and attitudes concerning the integrity and morality of gaming are highly sensitive matters with most Tribes and seemingly minor or irrelevant matters, including rumor and innuendo about practices or personnel employed by the Company, can and have been used by competing Tribal constituencies as a basis for changing or attempting to change existing relationships between Tribes and their vendors. The Company expects this environment to continue in the future but believes that its sensitivity to these matters, and the personnel and policies it has in place, will enable it to effectively manage the issues that will inevitably arise.

DEPENDANCE UPON TRIBAL CONTRACTS

       Virtually all of the Company's revenues are derived from contracts with Native Indian tribes. The Company has written agreements with approximately 50 Native Indian tribes that provide the Company with the exclusive right to conduct bingo operations in their respective Indian lands. No assurances can be given that any of such contracts will be renewed upon the expiration of their term or that, if renewed, the terms and conditions thereof will be favorable to the Company, nor can any assurances be given that a tribe or tribes will not cancel any of such agreements prior to the expiration of their stated term. A failure to renew such contracts upon terms favorable to the Company or the cancellation of a significant number of such contracts would have a material adverse effect upon the Company's business and results of operations.

CUSTOMER DEMAND; COMPETITION

       The Company's product development and marketing activities are based upon the Company's assessment of customer demand for gaming services in establishments in which the Company provides services. Significant changes in customer demand or preference for gaming products in a given geography, including competing gaming and other leisure activities, could have an adverse impact on the Company's business and results of operations.

FUTURE FINANCING

       The Company's future business plans are dependent upon its ability to find financing on a timely basis with which to fund the Company's activities, including the placement of additional MegaMania player stations and related equipment and the development of new products. Any inability to obtain additional financing when needed could have a material adverse effect on the Company's ability to achieve its long-term objectives. Moreover, any additional financing may involve substantial dilution to the Company's then existing shareholders.

TECHNOLOGICAL INNOVATION

       The Company believes that an important factor to its future success will include its continued development of new products that appeal to the tastes of consumers and the introduction of such products in a timely manner. Successful product development and introduction depends upon a number of factors, including the identification of products expected to appeal to consumer preferences and the timely completion of design and testing. Importantly, any new or modified gaming products will be designed and operated to meet the requirements of Class II gaming. The Company expects to continue to solicit the approval of the NIGC that any new or modified gaming products meet the requirements of Class II gaming so the interpretations and policies of the NIGC with respect to the requirements for Class II gaming will also affect the timing and nature of any new products; however, the Company does not always expect to be able to obtain such approval prior to the introduction of new products. As a result of these and other factors, there can be no assurance that the Company will continue to develop and introduce new products in a timely manner that will achieve commercial success.

PRIZE FULFILLMENT

       The prizes awarded under the Company's bingo games are based upon attaining an assumed level of gross game receipts and statistical assumptions as to the frequency of winners. To date, the Company has not experienced a "game deficit" where prize allocations have exceeded game revenues; however, no assurances can be given that the Company will not experience abnormally high rates of jackpot prize wins in the future.

SIGNIFICANT OUTSTANDING OPTIONS AND WARRANTS

       As of January 31, 1997, there were outstanding immediately exercisable stock options to purchase an aggregate of 154,418 shares of Common Stock at exercise prices ranging from $1.50 to $2.75 per share, and outstanding immediately exercisable warrants to purchase an aggregate of 395,970 shares of Common Stock at exercise prices ranging from $1.50 to $6.60 per share. In addition, there were outstanding additional warrants to purchase an aggregate of 2,042,143 shares of Common Stock at an exercise price of $8.00 per share that become exercisable on August 12, 1997, and additional stock options to purchase 332,582 shares of Common Stock at exercise prices ranging from $1.50 to $4.75 per share, that are generally exercisable in equal annual increments over the next four years commencing in October 1997 and an option exercisable commencing in August 1997 to exchange interests in AGN for up to 412,000 shares of Common Stock at the equivalent of $3.00 per share. The Company's Series A Preferred Stock is also immediately convertible into 671,590 shares of Common Stock at a conversion rate of five shares of Common Stock for each share of Series A Preferred Stock. To the extent that such stock options, warrants and Series A Preferred Stock are exercised or converted, dilution to the Company's shareholders will occur. Moreover, the terms upon which the Company will be able to obtain additional equity capital may be adversely affected, since the holders of such options, warrants and Series A Preferred Stock can be expected to exercise or convert them at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than the exercise terms provided in such securities.

ABSENCE OF DIVIDENDS

       The Company has never declared or paid any cash dividends on its Common Stock. The Company intends to retain its earnings, if any, to finance the growth and development of its business and therefore does not anticipate paying any cash dividends on its Common Stock in the foreseeable future.

                           FORWARD LOOKING STATEMENTS

       This Prospectus and the information incorporated herein by reference contains various "forward-looking statements" within the meaning of Federal and state securities laws, including those identified or predicated by the words "believes," "anticipates," "expects," "plans" or similar expressions. Such statements are subject to a number of uncertainties that could cause the actual results to differ materially from those projected. Such factors include, but are not limited to, those described under "Risk Factors". Given these uncertainties, prospective purchasers are cautioned not to place undue reliance upon such statements.

                                USE OF PROCEEDS

       The Company will not receive any of the proceeds from the sale of any of the Shares by the Selling Stockholders.

                              SELLING STOCKHOLDERS

       The Shares are being registered for reoffers and resales by the Selling Stockholders named below who have acquired or who may acquire such Shares upon the exercise of options granted under the Plans. The Selling Stockholders may resell all, a portion, or none of such Shares.

       The Selling Stockholders and the number of options and shares of Common Stock owned by each may be amended from time to time by use of a prospectus supplement to this Prospectus filed pursuant to Rule 424(b) under the Securities Act to reflect the addition of new participants under the 1996 Plan who are deemed "affiliates" of the Company or to reflect the receipt by existing affiliates of additional awards under the 1996 Plan.

       The following table sets forth for each Selling Stockholder, as of January 31, 1997, the number of shares of Common Stock beneficially owned by such Selling Stockholder prior to this offering, the maximum number of Shares to be offered and sold from time to time by such Selling Stockholder and the number of shares of Common Stock to be beneficially owned by such Selling Stockholder after this offering.

                                                                             Shares                             Shares
                                                                           Beneficially         Shares       Beneficially
                                                                           Owned Prior           Being        Owned After
                                                                          to Offering(1)      Offered(2)     Offering (3)
Name                                                                          Number            Number          Number
----                                                                      -------------       ----------     ------------
Larry D. Montgomery (4)                                                        84,684            68,000         42,184
Daniel J. Sarnoff (5)                                                          46,607            74,000          7,273
Gordon T. Sjodin (6)                                                           46,358            54,500         22,733
Michael E. Newell (7)                                                          22,389            43,000          4,119
Frederick E. Roll (8)                                                          16,149            42,500            534
Gregory T. Stern (9)                                                           13,334            20,000           --
Mike Howard (10)                                                               11,250            11,250           --
                                                                                -----             -----

     Total Selling Stockholders                                               240,681           313,250         76,863
                                                                              =======           =======         ======


----------------------

(1) Calculated pursuant to Rule 13d-3 under the Exchange Act. Under Rule 13d-3(d), shares that are not outstanding but that are subject to options, warrants, rights or conversion privileges exercisable within 60 days, are deemed outstanding for the purpose of calculating the number of shares beneficially owned by such person.

(2) Consists of Shares that may be acquired upon the exercise of all options granted and outstanding to the named persons under the Plans, whether or not such options are currently exercisable or are exercisable within 60 days.
    In connection with a November 1996 private placement of securities by the Company in which Walsh Manning acted as the Company's Placement Agent, each Selling Stockholder agreed (i) not to sell any of such Shares prior to November 1997 without the consent of Walsh Manning, and (ii) granted to Walsh Manning a right of first refusal to purchase any such Shares proposed to be sold by the Selling Stockholder; provided that, the agreement referred to in clause (i) above does not apply to up to 10,000 shares sold by each Selling Stockholder (subject to an aggregate limitation of 90,000 shares for all Selling Stockholders and each other officer of the Company that has executed a similar agreement with Walsh Manning).

(3) Assumes the sale of all Shares being offered hereby.

(4) Mr. Montgomery is the President, Chief Operating Officer and a Director of the Company. Shares beneficially owned prior to the offering consist of:
    (i) 30,000 shares owned of record by Mr. Montgomery, (ii) 39,250 shares issuable upon the exercise of currently exercisable stock options, (iii) 3,250 shares issuable upon the exercise of stock options that become exercisable within the next 60 days, (iv) 5,129 shares issuable upon the exercise of currently exercisable warrants and (v) 7,055 shares issuable
    upon conversion of shares of Series A Preferred Stock.    Shares
    beneficially owned after the offering consist of: (i) 30,000 shares owned of record by Mr. Montgomery, (ii) 5,129 shares issuable upon the exercise of currently exercisable warrants, and (v) 7,055 shares issuable upon conversion of shares of Series A Preferred Stock.

(5) Mr. Sarnoff is a Vice President of the Company and a nominee for election as a Director at the March 29, 1997, Annual Meeting of shareholders. Shares beneficially owned prior to the offering consist of (i) 39,334 shares issuable upon the exercise of currently exercisable stock options, and (ii) 7,273 shares issuable upon the exercise of currently exercisable warrants. Shares beneficially owned after the offering consist of 7,273 shares issuable upon the exercise of currently exercisable warrants.

(6) Mr. Sjodin is the Executive Vice President of the Company. Shares beneficially owned prior to the offering consist of: (i) 11,750 shares owned of record or beneficially by Mr. Sjodin, (ii) 22,500 shares issuable upon the exercise of currently exercisable stock options, (iii) 1,125 shares issuable upon the exercise of stock options that become exercisable within the next 60 days, (iv) 4,623 shares issuable upon the exercise of currently exercisable warrants, and (v) 6,360 shares issuable upon conversion of
    shares of Series A Preferred Stock.    Shares beneficially owned after the
    offering consist of: (i) 11,750 shares owned of record or beneficially by Mr. Sjodin, (ii) 4,623 shares issuable upon the exercise of currently exercisable warrants, and (iii) 6,360 shares issuable upon conversion of shares of Series A Preferred Stock.

(7) Mr. Newell is a Vice President of the Company. Shares beneficially owned prior to the offering consist of: (i) 400 shares owned of record by Mr. Newell, (ii) 18,250 shares issuable upon the exercise of currently exercisable stock options, (iii) 1,564 shares issuable upon the exercise of currently exercisable warrants and (iv) 2,155 shares issuable upon
    conversion of shares of Series A Preferred Stock.    Shares beneficially
    owned after the offering consist of: (i) 400 shares owned of record by Mr. Newell, (ii) 1,564 shares issuable upon the exercise of currently exercisable warrants and (iii) 2,155 shares issuable upon conversion of shares of Series A Preferred Stock.

(8) Mr. Roll is a Vice President, Secretary, Treasurer and Chief Financial Officer of the Company. Shares beneficially owned prior to the offering consist of: (i) 15,625 shares issuable upon the exercise of currently exercisable stock options, (ii) 224 shares issuable upon the exercise of currently exercisable warrants and (iii) 310 shares issuable upon conversion
    of shares of Series A Preferred Stock.   Shares beneficially owned after the
    offering consist of (i) 224 shares issuable upon the exercise of currently exercisable warrants and (ii) 310 shares issuable upon conversion of shares of Series A Preferred Stock.

(9) Mr. Stern is a Director of the Company. Shares beneficially owned prior to offering consist of shares issuable upon the exercise of currently exercisable stock options

(10) Mr. Howard is a former Vice President and Chief Financial Officer of the Company. Consists of Shares acquired upon the exercise of stock options granted under the 1994 Employee Stock Option Plan.




                              PLAN OF DISTRIBUTION

    The Company will not receive any proceeds from the sale of the Shares by a Selling Stockholder. Each of the Selling Stockholders may sell his or her Shares directly or through broker-dealers or underwriters who may act solely as agents, or who may acquire Shares as principals. The Shares may be sold from time to time by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest to the Selling Stockholders. The distribution of the Shares may be effected in one or more transactions that may take place through the Nasdaq Small Cap Market, including block trades or ordinary broker's transactions, or through privately negotiated transactions, or through an underwritten public offering, or through a combination of any such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Stockholders in connection with such sales.

    The aggregate proceeds to the Selling Stockholders from the sale of the Shares will be the purchase price of the Shares sold less the aggregate agents' commissions and underwriters' discounts, if any, and other expenses of issuance and distribution not borne by the Company. The Selling Stockholders and any dealers or agents that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the Shares by them and any commissions received by any such dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

    The Selling Stockholders may effect transactions by selling the Shares directly or through broker-dealers acting either as principal or as agent, and such broker-dealers may receive compensation in the form of usual and customary or specifically negotiated underwriting discounts, concessions or commissions from the Selling Stockholders. Each Selling Stockholder has entered into a "lock-up" agreement with Walsh Manning pursuant to which each Selling Stockholder has agreed not to sell any shares (including the Shares) owned by the Selling Stockholder prior to November 1997 without the consent of Walsh Manning; provided that, each Selling Stockholder may sell up to 10,000 shares without the consent of Walsh Manning so long as the aggregate number of shares sold by all Selling Stockholders and each other officer of the Company that has executed a similar "lock-up" agreement with Walsh Manning does not exceed 90,000 shares. In addition, each Selling Stockholder has granted to Walsh Manning a right of first refusal to purchase any shares (including the Shares) proposed to be sold by such Selling Stockholder.

    The Company has advised the Selling Stockholders of the provisions of Regulation M under the Exchange Act and its applicability to their sales in the market, has furnished each Selling Stockholder with a copy of Regulation M and has informed them of the need for delivery of copies of this Prospectus. There can be no assurance that any of the Selling Stockholders will sell any of the shares of Common Stock offered by them hereunder.

                                    EXPERTS

    The consolidated balance sheet of the Company as of September 30, 1996, and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for each of the two years in the period ended September 30, 1996, incorporated by reference in this Prospectus and in the Registration Statement of which this Prospectus forms a part, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS

    The validity of the shares of Common Stock offered hereby has been passed upon for the Company by Hall, Estill, Hardwick, Gable, Golden & Nelson, P.C., Tulsa, Oklahoma. Attorneys who are shareholders or employed by Hall, Estill, Hardwick, Gable, Golden & Nelson, P.C. and who have provided advice with respect to this offering own, in the aggregate, less than $50,000 of all securities of the Company.

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

    The Company's By-Laws authorize the Company to indemnify any present or former director, officer, employee, or agent of the Company, or a person serving in a similar post in another organization at the request of the Company, against expenses, judgments, fines, and amounts paid in settlement incurred by him in connection with any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, to the fullest extent not prohibited by the Texas Business Corporation Act, public policy or other applicable law. Article 202 of the Texas Business Corporation Act authorizes a corporation to indemnify its directors, officers, employees, or agents in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including provisions permitting advances for expenses incurred) arising under the Act.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information

         The documents containing the information specified in Part I of this Registration Statement will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act . Such documents are not required to be and are not filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.  Registrant Information and Employee Plan Annual Information.

         Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) Prospectus), other documents required to be delivered to Plan participants pursuant to Rule 428(b) or additional information about the Plans and their administrators are available without charge by contacting:

                             Multimedia Games, Inc.
                       7335 South Lewis Avenue, Suite 204
                             Tulsa, Oklahoma 74136
                                 (918) 494-0576
                          Frederick E. Roll, Secretary

                                    PART II

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT


ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents previously filed with the Commission by the Company (Commission File No. 0-28318) for purposes of the information reporting requirements of the Exchange Act are incorporated herein by reference:

         1. the Company's Annual Report on Form 10-KSB for the year ended September 30, 1996;

         2. the Company's Quarterly Report on Form 10-QSB for the three months ended December 31, 1996; and

         3. the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A dated April 22, 1996.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference will be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof .

ITEM 4.  DESCRIPTION OF SECURITIES

  Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

  None

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

  See "Disclosure of Commission Position on Indemnification For Securities Act Liabilities" in the Prospectus.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED

  Not applicable.

ITEM 8.  EXHIBITS

  Exhibit No.              Title

  4.1                      *Articles of Incorporation
  4.2                      *Bylaws
  4.3                      *Stock Option Agreement dated October 24,
                           1992 between the Company
                           and Larry Montgomery
  4.4                      *1994 Employee Stock Option Plan
  4.5                      *1994 Director Stock Option Plan
  4.6                      **1996 Stock Incentive Plan
  5.1                      Opinion of Hall, Estill, Hardwick, Gable, Golden &
                           Nelson, P.C.
  23.1                     Consent of Coopers & Lybrand L.L.P.
  23.2 Consent of Hall, Estill, Hardwick, Gable, Golden & Nelson, P.C. (included in Exhibit 5.1)
  24.1                     Power of Attorney (included on page 17)
---------------

* Indicates incorporated by reference to the Company's Form 10-KSB filed with the Commission for the fiscal year ended September 30, 1994.

** Indicates incorporated by reference to the Company's Form 10-KSB filed with the Commission for the fiscal year ended September 30, 1996.

  ITEM 9.  UNDERTAKINGS

         (a)     The undersigned Registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to;

                 (i) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                 (ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                 (iii) include any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) or the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement, or amendment thereto, to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma on the 11th day of March, 1997.


                          MULTIMEDIA GAMES, INC.



                          By: /s/ GORDON T. GRAVES
                             ----------------------------------
                             Name: Gordon T. Graves
                             Title: Chairman of the Board

                               POWER OF ATTORNEY

      Know all men by these presents, that each person whose signature appears below constitutes and appoints Gordon T. Graves and Frederick E. Roll, and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (including his or her capacity as a director or officer of Multimedia Games, Inc.) to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ GORDON T. GRAVES
----------------------     Chairman of the Board
Gordon T. Graves           Chief Executive
                           Officer and Director          Dated: March 11, 1997

/s/ LARRY D. MONTGOMERY
----------------------     President and Chief
Larry D. Montgomery        Operating Officer
                           and Director                  Dated: March 11, 1997

/s/ FREDERICK E. ROLL
----------------------     Vice President, Controller
Frederick E. Roll          and Chief Financial
                           Officer                       Dated: March 11, 1997

/s/ GREGORY N. STERN
----------------------     Director                      Dated: March 11, 1997
Gregory N. Stern

                                Exhibit Index


         Exhibit No.                   Title

         4.1                           *Articles of Incorporation
         4.2                           *Bylaws
         4.3 *Stock Option Agreement dated October 24, 1992 between the Company and Larry Montgomery
         4.4                           *1994 Employee Stock Option Plan
         4.5                           *1994 Director Stock Option Plan
         4.6                           **1996 Stock Incentive Plan
         5.1                           Opinion of Hall, Estill, Hardwick, Gable,
                                       Golden & Nelson
         23.1                          Consent of Coopers & Lybrand L.L.P.
         23.2 Consent of Hall, Estill, Hardwick, Gable, Golden & Nelson (included in Exhibit 5.1)
         24.1                          Power of Attorney (included on page 17)

-------------
* Indicates incorporated by reference to the Company's Form 10-KSB filed with the Commission for the fiscal year ended September 30, 1994.

** Indicates incorporated by reference to the Company's Form 10-KSB filed with the Commission for the fiscal year ended September 30, 1996.